EXECUTION VERSION
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY “[***]”, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND CUSTOMARILY AND ACTUALLY TREATED BY THE COMPANY AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1 TO OPTION AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1 TO OPTION AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of December 16, 2019 (the “Amendment Date”) by and among (a) Alcon Research, LLC, a Delaware limited liability company which was formerly known as Alcon Research, Ltd., a Delaware corporation (the “Parent”), (b) Ithaca Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), (c) Ivantis, Inc., a Delaware corporation (the “Company”), and (d) the Stockholder Representative.
Recitals
WHEREAS, Parent, Merger Sub, the Company, and the Stockholder Representative entered into an Option Agreement and Plan of Merger, dated as of November 9, 2018, ( the “Option Agreement”).
WHEREAS, within five Business Days after the delivery by the Company to the Parent of the Amendment Stockholder Vote Notices, in consideration of the changes to the Option Agreement contemplated herein, Parent shall pay to the Company a one-time, non-refundable amount equal to $[***] (the “Additional Option Price”), via wire transfer of immediately available funds to an account designated in writing by the Company.
WHEREAS, promptly following the execution and delivery of this Amendment by the Company, the Company shall seek approval of this Amendment, the Option, the Merger and the other transactions contemplated by the Agreement (as modified by this Amendment) by written consent (the “Amendment Stockholder Written Consent”) by the Required Stockholder Vote (as defined herein) in accordance with applicable Law and the Company Charter Documents (as defined herein), and as otherwise required hereunder.
WHEREAS, pursuant to Section 13.1 of the Option Agreement, the Option Agreement may be amended by an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Amendment, the Parties agree as follows.
1.Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Option Agreement.
2.Effectiveness. This Amendment shall be effective as of the date first written above.
3.Additions to Definitions. The following definitions are hereby added to Section 1.1 of the Option Agreement.
“Action Decision Date” shall mean the earlier of: (a) if no post-trial or post-judgment motions are filed by any party in the Specified Action, the date on which the time for filing any such motions has expired; (b) if post-trial or post-judgment motions are filed by any party in the Specified Action, the date of the

Order of the District Court deciding the last of such motions; and (c) the date of dismissal with prejudice of all claims in the Specified Action including pursuant to a Settlement.
“Additional Option Price” has the meaning set forth in the Recitals to the Amendment.
“Amendment Stockholder Vote Notices” has the meaning set forth in Section 12.1.3.
“Amendment Stockholder Written Consent” has the meaning set forth in the Recitals to the Amendment.
“District Court” shall mean United States District Court for the Central District of California.
“Final Judgment” shall mean the final judgment entered by the District Court in the Specified Action that reflects the District Court’s rulings on any and all post-trial or post-judgment motions filed by any party in the Specified Action; provided, that if the District Court alters the remedies set out in a judgment it enters prior to the filing of any post-trial or post-judgment motions by virtue of ruling on any such motion, the Final Judgment shall be deemed to reflect the remedies as ordered by the District Court following entry of its disposition of any such motion, whether or not the District Court enters a separate final amended judgment.
“Lump Sum Payment” shall mean any amounts paid or payable by the Company, the Parent and/or one or more of their Affiliates as required by the Final Judgment or a Settlement other than (a) Past Damages, (b) Ongoing Royalty Obligations and (c) any such amounts to the extent actually paid prior to the Closing.
“Milestone Cap” shall mean (a) $[***], or (b) if there has been a Final Judgment that imposes (i) an Ongoing Royalty Obligation, an amount equal to the sum of (A) $[***], plus (B) the Royalty Reduction Amount, or (ii) a Specified Injunction, $[***]
“Ongoing Royalty Obligation” shall mean any amounts paid or payable by the Company, the Parent and/or one or more of their Affiliates, based on a royalty rate specified in the Final Judgment or a Settlement, attributable to sales of Products after the Action Decision Date.
“Past Damages” shall mean any amounts paid or payable by the Company, the Parent and/or one or more Affiliates pursuant to the Final Judgment attributable to sales of Products prior to the Action Decision Date other than any such amounts to the extent actually paid prior to the Closing.
“Royalty Reduction Amount” shall mean, if the royalty rate of any Ongoing Royalty Obligation is (a) less than or equal to forty percent (40%), the product of (i) such percentage, expressed as a decimal, multiplied by 100 and (ii) $[***]; or (b) greater than forty percent (40%), $[***]. By way of example, if the royalty rate of any Ongoing Royalty Obligation is five and one-half percent (5.5%), then the Royalty Reduction Amount shall equal $[***] (i.e., (0.055 x 100) x [***]).

“Settlement” shall mean a final settlement between the parties to the Specified Action that results in the dismissal with prejudice of all claims in the Specified Action.
“Specified Action” shall mean the action entitled Glaukos Corporation v. Ivantis, Inc., Case No. 8:18-cv-00620-JVS-JDE, pending in the District Court.
“Specified Action Closing Consideration Adjustment” shall mean: (a) if the Final Judgment does not impose a Specified Injunction, the sum of (i) if there is an Ongoing Royalty Obligation, the Royalty Reduction Amount plus (ii) if there is a Lump Sum Payment, the amount of such Lump Sum Payment; or (b) if the Final Judgment imposes a Specified Injunction, $[***].
“Specified Injunction” shall mean any permanent injunction or other similar Order that is in the nature of a permanent injunction issued as part of the Final Judgment or otherwise in connection with the Final Judgment or the Specified Action which, by the terms of such injunction or other Order, precludes the Company, the Parent or any of their Affiliates from selling any Product in the United States (other than any such permanent injunction or Order which precludes the Company, the Parent or any of their Affiliates for a period of less than six months), whether effective immediately or at a future date.
4.Removals to Definitions. The definitions of ‘858 IPR Decision and ‘858 IPR Decision Date are hereby removed from Section 1.1 of the Option Agreement.
5.Amendments to Definitions. The word “or” is hereby deleted immediately prior to clause “(ii)” in the proviso to the definition of Damages, and the phrase “, or (iii) Lump Sum Payments (other than any Lump Sum Payments to the extent actually included in the Specified Action Closing Consideration Adjustment at the Closing) or Past Damages” is hereby added to the end of the proviso to the definition of Damages. The words “other than with respect to the Specified Action,” are hereby added immediately prior to the phrase “not resulting in the entry of a preliminary or permanent injunction prior to the Effective Time” in clause (vii) of the definition of Company Material Adverse Effect. The definition of “Net Sales” is hereby amended to include net sales recorded by the Relevant Companies prior to the Closing, with other changes to such definition mutatis mutandis. Additionally, the following definitions in the Option Agreement are hereby amended and restated in their entirety as follows:
“Data Request Trigger Date” shall mean the first Data Request Date on or after July 1, 2020.
“Enterprise Value” shall mean $[***].
“Option Expiration Date” shall mean 11:59 p.m., Eastern Time, on the date that is 45 days after the Action Decision Date.
“Total Closing Consideration” shall mean the Enterprise Value, plus the Aggregate Exercise Price plus each of (i) Closing Cash, and (ii) the amount, if any, by which Net Working Capital exceeds Target Working Capital, minus each of (i) Closing Indebtedness, (ii) Transaction Expenses, (iii) the amount, if any, by which Target Working Capital exceeds Net Working Capital, in each case of (i) through (iii) as adjusted pursuant to Section 3.4 and 3.5, and (iv) the Specified Action Closing Consideration Adjustment.

6.Amendment to Section 2.1.1. Section 2.1.1 of the Option Agreement is hereby amended and restated in its entirety as follows:
In consideration for the Option and the Amendment and so long as this Agreement remains in effect, the Parent shall (a) within five Business Days following delivery by the Company to the Parent of the Stockholder Vote Notices, pay to the Company a one-time, non-refundable amount equal to the Option Price, via wire transfer of immediately available funds to an account designated in writing by the Company no later than one Business Day following the Execution Date, and (b) within five Business Days following delivery by the Company to the Parent of the Amendment Stockholder Vote Notices, in consideration for the changes to this Agreement contemplated by the Amendment, pay to the Company a one-time, non-refundable amount equal to the Additional Option Price, via wire transfer of immediately available funds to an account designated in writing by the Company prior to the date of the Amendment. Nothing in this Agreement shall be deemed to require the Parent to exercise the Option and consummate the Merger, which shall be within the Parent’s sole and absolute discretion. The Company shall use the proceeds from the Option Price and the Additional Option Price only for the operational needs of the Company.
7.Amendment to Section 2.1.3. The first sentence of Section 2.1.3 of the Option Agreement is hereby amended and restated in its entirety as follows:
The Parent shall be permitted to extend the Option Expiration Date (as may have been extended pursuant to Section 2.1.2.4) by up to one month, in one whole month increment, by delivering written notice to the Company (an “Extension Notice”) prior to the then Option Expiration Date (as may be extended pursuant to Section 2.1.2.4).
8.Amendment to Section 3.2.3. Section 3.2.3 of the Option Agreement is hereby amended and restated in its entirety as follows:
In no event will the aggregate amounts paid by the Parent pursuant to Section 3.2.1.2 exceed the Milestone Cap.
9.Amendment to Section 3.4.2. The words “as well as the Specified Action Closing Consideration Adjustment” are hereby added after “the calculation of Total Closing Consideration resulting from each of the foregoing estimates of the components thereof” in Section 3.4.2 of the Option Agreement.
10.Amendment to Section 3.5.1. The words “as well as the Specified Action Closing Consideration Adjustment” are hereby added after “the calculation of Total Closing Consideration resulting from each of the foregoing components thereof” in Section 3.5.1 of the Option Agreement.
11.Amendment to Section 8.1.5. The reference to “Novartis AG” is hereby removed from Section 8.1.5 to the Option Agreement.
12.Amendment to Section 8.2. Section 8.2 of the Option Agreement is hereby amended and restated in its entirety as follows:
Promptly following the effective date of the Amendment Stockholder Written Consent, but in any event no later than 10 days thereafter, the Company shall mail to each holder of the Company Capital Stock entitled to vote on the adoption of this Agreement that did not consent to the adoption of this Agreement and the Amendment a notice informing such holder of the approval of the adoption of this Agreement and the Amendment by the Required Stockholder Vote pursuant to Section 228 of Delaware Law. Such notice shall comply with all applicable Laws and include, among other things, (a) a summary of the Merger, this Agreement and the Amendment and the statutory notice that the Merger has been approved by the requisite vote of the stockholders of the Company, and (b) statements that (i) if viewed as necessary, this Agreement and the Amendment shall be offered to be available to holders of Company Capital Stock upon request and (ii) information regarding any rights of appraisal applicable to any holder of Company Capital Stock will be provided at an appropriate time in compliance with all applicable Laws. At such time as the Parent and the Company agree, but in no event later than 10 days following the Effective Time, the Company shall mail to each holder of Company Capital Stock who was entitled to vote on the adoption of this Agreement and the Amendment that did not consent to the adoption of this Agreement or the Amendment a notice pursuant to Section 262 of Delaware Law that the holders of Company Capital Stock are or may be entitled to assert appraisal rights under such Delaware Law, together with a copy of Section 262 of Delaware Law. The Company shall submit a draft of such notice to the Parent for review and comment for a reasonable period of time (but not less than five Business Days) prior to mailing and shall incorporate therein any changes or comments that the Parent may reasonably request. The Company covenants and agrees that such notice, excluding the changes or comments of the Parent incorporated therein and the effect thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
13.Amendment to Section 8.12. Each instance of the words “the Execution Date” in Section 8.12 of the Option Agreement are hereby replaced with “each of the Execution Date and the Amendment Date”.
14.Insertion of Section 8.25. Section 8.25 of the Option Agreement is hereby added as follows:
Prior to the Closing, the Company shall be entitled to control the defense of the Specified Action. Prior to the execution of any Settlement, the Company shall, and shall cause its applicable Subsidiaries (and its and its applicable Subsidiaries’ Representatives) to, (a) provide the Parent and its Representatives with a reasonable opportunity to review in good faith all documents relating to any Settlement (including any proposal by or on behalf of any party to the Specified Action which could reasonably be expected to lead to a Settlement) and (b) consider in good faith any comments or recommendations of the Parent and its Representatives with respect to such documents (except that the Company shall not be required to accept and/or implement any of such comments or recommendations).
15.Amendment to Section 9.1.9. The word “Losses” is hereby replaced with “Damages” in Section 9.1.9 of the Option Agreement.
16.Amendment to Section 9.8.2. The words “including the Specified Action” are hereby added to the end of clause “(B)” of Section 9.8.2 of the Option Agreement.

17.Amendment to Section 11.1.3. Section 11.1.3 of the Option Agreement is hereby amended and restated in its entirety as follows:
This Agreement, the Amendment and the Merger will have been duly adopted and approved by the Required Stockholder Vote.
18.Amendment to Section 11.3.13. Section 11.3.13 of the Option Agreement is hereby amended and restated in its entirety as follows:
This Agreement, the Amendment and the Merger will have been duly adopted and approved by the Common Stockholder Vote.
19.Amendment to Section 12.1.3. Section 12.1.3 of the Option Agreement is hereby amended and restated in its entirety as follows:
by the Parent by written notice to the Company, if the Company has not delivered evidence of (a) (i) the Required Stockholder Vote, (ii) the Support Agreements, duly executed by at least the holders of the Required Stockholder Vote, in the case of each of (a)(i) and (a)(ii), no later than the day following the Execution Date, or (iii) the Common Stockholder Vote, within seven days of the Execution Date (collectively, the “Stockholder Vote Notices”) and (b) (i) the Required Stockholder Vote no later than the day following the Amendment Date, or (ii) the Common Stockholder Vote, within seven days of the Amendment Date (collectively, the “Amendment Stockholder Vote Notices”);
20.Amendment to Section 12.1.4. Section 12.1.4 of the Option Agreement is hereby amended and restated in its entirety as follows:
by the Company by written notice to the Parent, (a) prior to the Parent paying to the Company the Option Price, if the Parent has not paid the Option Price to the Company within ten (10) Business Days following the Company’s delivery of the Stockholder Vote Notices or (b) prior to the Parent paying to the Company the Amendment Option Price, if the Parent has not paid the Amendment Option Price to the Company within ten (10) Business Days following the Company’s delivery of the Amendment Stockholder Vote Notices;
21.Amendment to Section 13.8. The following sentence is hereby added immediately after the first sentence of Section 13.8 of the Option Agreement:
The Parties further acknowledge and agree that the Company is a unique asset and will yield value of an unquantifiable nature once combined with the Merger Sub as a Subsidiary of the Parent.
22.Global Changes. The following shall be replaced throughout the Agreement as follows:
Each instance of “Alcon Research, Ltd.” shall be replaced by “Alcon Research, LLC”.
Each instance of “Alcon Laboratories, Inc.” shall be replaced by “Alcon Vision, LLC”.

Each instance of “875 Third Avenue, New York, New York 10017” (and corresponding text in differing formats) shall be replaced by “390 Madison Avenue, New York, New York 10017”.
Each instance of “38 Discovery, Suite 150, Irvine, California, 92618” (and corresponding text in different formats) shall be replaced by “201 Technology, Irvine, California 92618”.
23.No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of any party under the Option Agreement, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Option Agreement, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of either party to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Option Agreement.
24.Miscellaneous. Sections 13.5, Section 13.7 through 13.9, and Section 13.11 through 13.15 of the Option Agreement are incorporated by reference herein, mutatis mutandis.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PARENT: ALCON RESEARCH, LLC
By:	/s/ Laurent Attias
Name: Laurent Attias Title: Senior Vice President, Corporate Strategy, BD&L and M&A

MERGER SUB: ITHACA MERGER SUB, INC.
By:	/s/ Laurent Attias
Name: Laurent Attias Title: Vice President

    [Signature Page to Amendment]

COMPANY: IVANTIS, INC.
By:	/s/ Dave Van Meter
Name: Dave Van Meter Title: President/CEO

STOCKHOLDER REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative
By:
Name: Title:

    [Signature Page to Amendment]